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                                                                  EXHIBIT (A)(5)

                           CROWN MEDIA HOLDINGS, INC.
                       12700 Ventura Boulevard, Suite 100
                          Studio City, California 91604

                                                                  April 30, 2003

Dear Participant:

         This letter is to notify you that Crown Media Holding, Inc. (the "Company") is conducting a stock option exchange that has been authorized by the Company's Board of Directors. This is a voluntary exchange for senior management and vice-presidents who were granted options to purchase shares of Class A Common Stock of the Company. Such participants may elect to exchange all of these stock options that were granted to them for restricted stock units.

         The enclosed documents describe this stock option exchange in detail, including the possible benefits and risks of the exchange. Please take the time to carefully review the documents and instructions enclosed with this letter and consider your decision carefully. We make no recommendations as to whether you should participate in the option exchange, and we urge you to consult with your own advisors regarding your decision. If you decide to participate in the program, you need to return the enclosed Letter of Transmittal along with an executed Restricted Stock Unit Agreement to us in accordance with their instructions no later than 11:59 P.M., MOUNTAIN DAYLIGHT TIME, ON MAY 29, 2003. Any election made prior to the expiration time may be withdrawn until that time, after which any election made will become irrevocable.

         If you have any questions about the stock option exchange program, please contact William J. Aliber at 816-274-4488.



                                            Sincerely,

                                      /s/ DAVID J. EVANS
                                      -----------------------------------------
                                                David J. Evans
                                      President and Chief Executive Officer

Enclosures